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                                       EXHIBIT 11

                               e.spire COMMUNICATIONS, INC.
                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         ($ in thousands, except per share data)
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                                                                Three months ended                 Nine months ended
                                                                  September 30,                     September 30,
                                                            1998              1997             1998           1997
                                                        --------------   ---------------   -------------  -------------
Net Loss                                                 $   (38,776)      $   (29,964)      $(103,316)     $ (79,640)

Less: Preferred Stock Accretion                                 9,022             2,489          26,122          3,584
                                                        --------------   ---------------   -------------  -------------

Net Loss to Common Stockholders                         $    (47,798)      $    (32,453)      $(129,438)     $ (83,224)
                                                        ==============   ===============   =============  =============


             AVERAGE SHARES OUTSTANDING

Weighted Average Number of
  Common Shares Outstanding                                47,732,934        36,228,568      43,574,670     24,139,630

Net additional shares assuming stock options and warrants
  exercised and proceeds used to purchase treasury         10,909,882         9,031,779      10,909,882      9,031,779
stock
                                                        --------------   ---------------   -------------  -------------

Weighted average number of common and
  common equivalent shares outstanding                     58,642,816        45,260,347      54,484,552     33,171,409
                                                        ==============   ===============   =============  =============


                 PER SHARE AMOUNTS

Basic earnings per share                                 $     (1.00)      $     (0.90)     $    (2.97)    $    (3.45)
                                                        ==============   ===============   =============  =============

Diluted earnings per share                               $     (0.82)      $     (0.72)     $    (2.38)    $    (2.51)
                                                        ==============   ===============   =============  =============

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